SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

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     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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          applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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                              ####


[Drue Jennings' speech broadcasted on July 19, 1996 to Merrill
Lynch retail brokers]


Hello, thank you for your interest.

My name is Drue Jennings, and I am the Chairman and Chief Executive Officer of Kansas City Power & Light Company. I would like to provide you with an update of the events that have transpired since I last spoke to you in April of this year regarding KCP&L's proposed merger with UtiliCorp United.

The May 22, 1996 shareholder vote to approve the merger with UtiliCorp was canceled in order to present KCP&L shareholders with a transaction that offered even better economics and a revised merger structure. The new structure has been revised to increase the value to KCP&L shareholders by increasing their ownership in the combined company to 57%. KCP&L shareholders would continue to hold their existing KCP&L shares, and UtiliCorp shareholders would receive one share in the merged company for each UtiliCorp share owned. The revised terms of the merger agreement provide for a new structure pursuant to which a new KCP&L subsidiary will be created which will merged into UtiliCorp, and UtiliCorp will then merge with KCP&L. At the time the mergers are completed, the combined company will change its name to Maxim Energies. Additionally, the affirmative vote of KCP&L shareholders required to approve the transactions has changed from two-thirds of all outstanding shares to a majority of the shares voting. A Special Meeting of KCP&L shareholders is scheduled for August 7, 1996 to vote upon the issuance of KCP&L shares to be issued in the mergers. Under Missouri law, a separate vote of the KCP&L shareholders is not required to approve the mergers; however, since it is a condition of the closing of the mergers that KCP&L shareholders approve the share issuance, in essence, a vote for the share issuance is a vote for the mergers.

On July 8, 1996, Western Resources, a Topeka, Kansas-based utility, commenced an unsolicited exchange offer for KCP&L common stock. The KCP&L Board of Directors rejected the offer based on its belief that a merger with Western was not in the best long-term interest of the KCP&L shareholders.

I am speaking to you today for two reasons. First, I would like to provide you with some information related to the rationale and benefits of our proposed merger with UtiliCorp. Second, I would like to address the reasons for our Board's rejection of the Western offer.

Let me now address for you several of the significant benefits which our Board views as the underlying rationale for our proposed merger with UtiliCorp.

The UtiliCorp transaction provides KCP&L shareholders with regulatory and geographic diversity given UtiliCorp's widespread presence in both national and global markets. The merger brings together the complementary strengths of KCP&L's operating and financial expertise with UtiliCorp's unique marketing focus and entrepreneurial spirit. UtiliCorp has a clearly articulated strategy and demonstrated track record in non-regulated businesses which are the areas that we have told our shareholders will provide the greatest future growth. Maxim Energies will be a low-cost, marketing-oriented, diversified energy products and services company with national and global scope and an aggressive strategy for growth.

Through joint study by both companies and our advisors, we have identified synergies in the regulated businesses totaling over $600 million for a 10-year period and revenue enhancements in the unregulated businesses ranging from approximately $39 million in the first year of the merger to $88 million in the fourth year of the merger. As set forth in our joint Proxy Statement, we believe the combination of these synergies and revenue enhancements will provide aggregate added value ranging from $0.38 per Maxim share in the first year of the merger to $0.75 per Maxim share in the fourth year of the merger.

Now let me address the Western Resources offer and our Board's reasons for rejecting such offer.

KCP&L believes the Western offer is based on faulty assumptions, and therefore, is not credible. The net effect of these faulty assumptions is that Western is advertising economics to KCP&L shareholders which we believe a reasonable person would not and should not assume. For example, Western's claimed $1 billion of synergies over 10 years are unrealistic, and moreover, Western has imprudently assumed 70% of these synergies will be passed on to shareholders. Based on a review of Western's synergies analysis by outside experts, the KCP&L Board believes that Western has significantly overestimated the amount of savings that would result from a Western/KCP&L merger. Furthermore, Western's assumption that it would be allowed to retain 70% of the savings resulting from the merger is inconsistent with applicable industry precedent; it is industry practice to assume merger savings are shared 50%/50% between shareholders and ratepayers. We also believe that Western faces significant rate reductions which could imperil Western's ability to deliver promised dividends to KCP&L shareholders and could have an adverse impact of Western's stock price, and thus, the value to KCP&L shareholders. Western has made great press about the apparent short-term dividend accretion to our shareholders should they accept the Western offer. I would like to point out the use of the word short-term, because if Western is unable to achieve both its proposed synergies number and the retention of those synergies to shareholders coupled with potentially significant rate reductions, such proposed dividend payments in the future would certainly be at risk. Unlike the UtiliCorp transaction, a merger with Western will not provide geographic and regulatory diversity given that Western's operations are concentrated in Kansas. Furthermore, a combination with Western will result in significant asset concentration at Wolf Creek, our jointly owned nuclear power plant. We also question certain rate disparities and other regulatory issues resulting from a merger with Western. Unlike UtiliCorp, Western's unregulated business strategy, an area of great importance to us, is largely unproven and questionable in value.

I know that there has been a lot of back and forth between ourselves and Western regarding their hostile transaction. I think it is critical that your clients and our shareholders understand the benefits of the proposed UtiliCorp merger and, what we believe to be, the questionable value of Western's offer. Furthermore, the Western offer contains conditions and other requirements that clearly cause the consummation of this transaction to be at risk.

We are extremely excited about our proposed merger with UtiliCorp and feel strongly that our new company will be uniquely positioned to compete and prosper in a deregulated energy market thus providing long-term growth in revenue, income and share value for KCP&L shareholders.

[Excerpt from July 19, 1996 issue of LightLines employee/retiree newsletter]


MERGER SPECIAL EDITION

          WESTERN'S EXCHANGE OFFER TERMS CLARIFIED

     Since Western Resources officially began its exchange offer for KCPL shares, KCPL officers have been meeting with employees to answer questions about the KCPL/UtiliCorp merger and Western Resources' hostile takeover attempt. We hope the information provided here will help dispel some of the misunderstandings about what Western is -- and is not -- offering.


Q:Is Western offering $31 apiece for my shares of KCPL
  stock?
A:No. Western is not offering cash for your shares. Western is offering a stock exchange in which you would get
  Western stock for every share of KCPL stock you tender.
  However, you are not guaranteed to receive $31 worth of Western stock. Western will determine how many shares of its stock are worth $31 by taking an average of its stock prices over a 20-day period preceding the closing of its exchange offer. If such average price is less than $28.18, you will receive less than $31 worth of Western stock for each KCPL share. The more the average price falls below $28.18, the less you will receive.

Q:How do I know that my shares will be worth $31 if Western
  succeeds in its takeover attempt?
A:You can't know. First of all, you are not guaranteed to receive $31 worth of Western stock. (See the answer to the question above.) Second, once you receive the Western stock, there is no way to tell whether the price of such stock will increase or decrease.

Q:How many shares of KCPL must Western receive to
  successfully complete its takeover?
A:Western has conditioned its offer on the receipt of 90 percent of all outstanding shares. We believe this is a very difficult condition to satisfy. Western would be able to waive this condition if fewer than 90 percent of all outstanding shares are tendered, but we cannot speculate as to what Western would do.

Q:If more than 50 percent of the outstanding KCPL shares
  are tendered, can Western replace our board of directors?
A:No. Western must purchase shares before it is entitled to vote them.

Q:If I tender my shares to Western, can I get them back?
A:Your shares still belong to you, and you can get them back from Western by making a request in writing. You would be unable to sell your shares unless you first asked Western to return them to you.

Q:Why won't KCPL's board meet with Western?
A:Our board has carefully and extensively considered all its options, including a combination with Western. These deliberations began not months but years ago, as the board began to discuss the long-range effects of deregulation on our industry. The board is fully aware of what Western can bring to a business combination, and for reasons set forth in KCPL's Schedule 14D-9, which was mailed to shareholders, the board does not believe that Western is an attractive partner for KCPL.

Q:John Hayes has stated publicly in The Kansas City Star that Western will proceed with its hostile takeover attempt, regardless of how KCPL shareholders vote on Aug.
  7. If our shareholders approve the transaction with UCU, what can Western do at that point?
A:We don't really know what Western will do in that event.
  Western can continue to try to persuade KCPL shareholders to tender their shares. Western has said it will continue that offer until Sept. 20, although that deadline could be extended.

Q:At what point would Western be forced to stop its
  efforts?
A:Nothing can force Western to stop. But as a practical matter, if a majority of KCPL shares vote in favor of the UCU transaction and we continue to move toward completion of a merger with UCU, it will become more and more difficult for Western to succeed, and we think Western would eventually give up.

Q:What about employee layoffs? Western claims that it can
  promise no layoffs. Is that true?
A:Western's filings with the Kansas Corporation Commission state that 531 employee positions will be eliminated and that the resulting savings will be available by Jan. 1, 1998. Whether you call that a layoff or use another euphemism, those are still jobs lost. On the other hand, KCPL and UCU have, from the beginning, said that approximately 200 positions would be eliminated over a period of 10 years following the KCPL/UCU merger. That figure represents fewer people leaving the company than what we experience every year through attrition.

Q:Will we know the results of the shareholders' vote on the
  day of the meeting -- Aug. 7?
A:No. The results will be made public when the process of counting and verifying the votes is complete. We expect that process to take at least two to three weeks.

Q:What should I do with the gold proxy card Western sent
  me?
A:If you wish to vote your shares in favor of the KCPL/UCU merger, discard your gold proxy card.

  Many employees asked about the percentage of shares held by institutional, retail and other shareholders. The graph below shows who owns shares of KCPL.

[Pie chart]

                    Who owns KCPL shares?
               Street Name              39.4%
               Institutional            24%
               Employees                4.1%
               Arbitrageurs             4.7%
               Individual               27.8%

  Watch future editions of LightLines, the Hotline, the PowerNet bulletin boards and special employee mailings for answers to additional questions. If you have a question you'd like to see addressed, call the Employee Merger
Hotline at 1-800-718-8788.

[Transmittal letter sent to various brokers commencing July 19, 1996]



[KCPL Logo]


                            IMPORTANT
                           INFORMATION
                           ENCLOSED...

for your information and assistance in speaking with your clients about the KCPL/UtiliCorp merger. In particular, let us direct your attention to the shareholder letter of July 12, 1996 in which the facts are given about KCPL'S TOTAL RETURN TO SHAREHOLDERS VERSUS WESTERN'S TOTAL RETURN TO THEIR SHAREHOLDERS. While not surprising, the results are an important part of our merger story.

If you or any shareholder have a question after reviewing this information, KCPL INVESTORS RELATIONS can help:

                         1-800-245-5272